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                                                              Exhibit 99.1


Contact: Rick Henson                                  Christi Foster
         President                                    Communications Director
         Pharmaceutical Sales & Marketing Division    (714) 753-6112
         (714) 753-6100


FOR IMMEDIATE RELEASE

             COCENSYS, PARKE-DAVIS NEGOTIATING NEW CO-PROMOTION AGREEMENT
                             COGNEX PROMOTION TERMINATED

IRVINE, California/PR Newswire/June 12, 1997 -- CoCensys, Inc. (Nasdaq: COCN) announced today that, effective immediately, the Parke-Davis Division of Warner-Lambert Company will phase out active detailing, marketing and patient support programs for its Alzheimer's drug, Cognex-Registered Trademark-. In line with this decision, CoCensys and Parke-Davis have agreed to terminate the contract for detailing the drug to U.S. neurologists.

"Cognex-Registered Trademark- helped establish a standard by which future Alzheimer's compounds may be measured," said Wayne Dickerson, Director of New Business Ventures for Warner-Lambert. "Cognex-Registered Trademark- has been an important milestone in the treatment of Alzheimer's disease, and our partnership with CoCensys has been an integral part of bringing the treatment to patients. We look forward to continuing our relationship with CoCensys on future projects." He noted that Cognex-Registered Trademark- remains a viable treatment option and will continue to be made available by Parke-Davis.

"CoCensys is currently in late-stage negotiations with Parke-Davis on a replacement product," said Rick Henson, President of the Pharmaceutical Sales and Marketing Division. "We also continue to explore other co-promotion or in-licensing opportunities and are working diligently to bring promising new drugs into our portfolio."

The forward-looking statements contained above involve a high degree of technological, regulatory and competitive risks and uncertainties inherent to biopharmaceutical companies. Actual results may differ due to a number of factors, including risks inherent to collaboration negotiations and others that are more fully discussed in the company's most recent Form 10-K and Form 10-Q.

CoCensys is a biopharmaceutical company that discovers, develops and markets products to treat neurological and psychiatric disorders. The company's product development programs focus on three proprietary technology platforms for the treatment of migraine, epilepsy, anxiety, insomnia, stroke, head trauma and neurodegenerative diseases. CoCensys' Pharmaceutical Sales and Marketing Division markets Somerset Pharmaceuticals' Eldepryl-Registered Trademark- for Parkinson's disease to neurologists. More information about the company is available on its website: http://www.cocensys.com.

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